Exhibit Filing Fees

Calculation of Filing Fee Table

Schedule TO

(Form Type)

KKR Real Estate Select Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to be Paid	$80,342,257.97 (a)	0.01102%	$8,853.72 (b)

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$80,342,257.97

Total Fees Due for Filing			$8,853.72

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$8,853.72

(a)

Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of December 1, 2022, of $30.86. This amount is based upon the offer to purchase up to 2,603,482 shares of common stock, par value $0.01 per share, of KKR Real Estate Select Trust Inc.

(b)

Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023.